Exhibit 99.1

SUMMARY

     Unless otherwise indicated or required by the context, the terms “Exide,” “we,” “our,” “us,” and the “Company” refer to Exide Technologies and all of its subsidiaries. Our fiscal year ends on March 31. We refer to the fiscal year ended March 31, 2010 as “fiscal 2010,” the fiscal year ended March 31, 2009 as “fiscal 2009” and the fiscal year ended March 31, 2008 as “fiscal 2008.” Unless otherwise indicated or unless the context otherwise requires, all dollar amounts are in U.S. Dollars.
NON-GAAP FINANCIAL MEASURES
     We have included certain financial measures that do not comply with accounting principles generally accepted in the United States, or GAAP. Certain non-GAAP financial measures included herein, including (1) adjusted EBITDA, which is defined as net income (loss) before net interest expense and income tax provision, as adjusted for depreciation, amortization, loss on early extinguishment of debt, Take Charge! costs, net reorganization items, restructuring charges, the effect of non-cash currency remeasurement, minority interest, unrealized gain or loss from revaluation of our warrants liability, non-cash gains or losses on asset sales and other principally non-cash stock compensation expense, and (2) free cash flow, which is defined as cash from operating activities and cash from investing activities, both as measured in accordance with GAAP, may not comply with these guidelines, and we may remove them from any registration statement to be filed with respect to the notes in order to comply with such guidelines.
     Adjusted EBITDA, as presented herein, is a supplemental measure of our performance and liquidity that is not required by, or presented in accordance with, GAAP. We believe that this measure is useful to our investors and management because it allows management and investors to evaluate our performance for different periods on a more comparable basis by excluding certain non-operational items. In addition, we believe it is a measure frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.
     We believe that free cash flow provides useful information about cash generated from our core operations after capital expenditures and the sales of non-core assets. Free cash flow is not a measure of our financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities, cash flow from investing activities or other performance measures derived in accordance with GAAP as a measure of our liquidity.
     Adjusted EBITDA and free cash flow have limitations as analytical tools, and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. In addition, other companies, including those in our industry, may calculate adjusted EBITDA and free cash flow differently than we do, limiting their usefulness as comparative measures.
     Because of these limitations, neither adjusted EBITDA nor free cash flow should be considered as a measure of discretionary cash available to us to invest in the growth of our business, or as a measure of cash that will be available to us to meet our obligations, including those under the notes. You should compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA and free cash flow only supplementally. See “Summary— Summary Historical Consolidated Financial Data” for a quantitative reconciliation of adjusted EBITDA to the most directly comparable GAAP financial performance measure, net income, for such periods as such reconciliation is available.

Our Company

We are a global leader in stored electrical energy solutions and one of the world’s largest manufacturers and distributors of lead-acid batteries. Our products are used in transportation (e.g., marine, trucks, automotive), motive power (e.g., forklifts), network power (e.g., telecommunications, computer backup), and military (e.g., submarines, tanks, etc.) applications as well as for renewable energy storage solutions, and high performance, large-capacity lead-acid and lithium ion energy systems. We believe we hold one of the top three positions in every market segment that we serve. With operations in more than 80 countries, we believe we offer the industry’s most comprehensive portfolio of products, services, and technologies in the transportation and industrial energy markets. Our leading brands include Exide, Absolyte, Centra, Classic, DETA, Fulmen, GNB, Marathon, Sonnenschein, and Tudor. Our major customers include Alcatel, BMW, Bosch, Canadian Tire, Fiat Group, John Deere & Company, Nokia, Siemens, Target, Toyota, Tractor Supply, and Volkswagen. Our business is diversified, with no customer representing more than 10% of our fiscal year 2010 consolidated net sales. We believe that we are the only leading battery manufacturer in the world with leading positions in both transportation and industrial energy markets.

We believe our reputation as a leader in quality and service contributes to our global brand recognition and stable market share. The breadth of our global manufacturing capability allows us to shorten lead times and increases our ability to provide reliable and consistent customer service. Our customer support and value-added customer solutions have allowed us to partner with some of the largest manufacturers and merchandisers in the markets we serve. Our customers have presented us with awards recognizing the quality and reliability of our products and services by presenting us with multiple customer awards over the years, including awards from customers like John Deere and Toyota.

Net sales and adjusted EBITDA for the fiscal year ended March 31, 2010 were approximately $2.69 billion and $198.8 million, respectively, and net sales and adjusted EBITDA for the twelve months ended September 30, 2010 were approximately $2.77 billion and $225.3 million, respectively. Net sales and adjusted EBITDA for the six months ended September 30, 2010 were approximately $1.3 billion and $95.3 million, respectively. For a reconciliation of adjusted EBITDA to net income (loss), see “Summary Historical Consolidated Financial Data.” The following charts illustrate our revenue breakdown by segment, end market, and geography during fiscal 2010.

Revenue Mix

Segment Breakdown	End Market Breakdown	Geographic Breakdown

We have invested significantly in developing new technologies and applications for hybrid electric vehicles and for alternative energy applications. We believe that the development of these technologies, particularly with respect to hybrid electric vehicle technology, is an important strategy for the future of our business.

We are actively shipping batteries to original equipment manufacturers, or OEMs, including BMW, Fiat Group, the PSA group (Peugeot S.A./Citroën), Alfa Romeo, Lancia, and Toyota to serve both the stop/start and micro-hybrid vehicle markets. We are working to develop new technologies to serve the entire spectrum of hybrid vehicles. In August 2009, we received a grant of approximately $34 million from the United States Department of Energy, or the DOE, under the American Reinvestment Recovery Act, to accelerate expansion of our domestic manufacturing capacity for our Absorbed Glass Mat, or AGM, batteries, which address the increased power source requirement for micro-hybrid vehicles, no-idle commercial vehicles, and other strategic market segments.

We launched our ReStore Energy Systems division, or ReStore, in 2009 to develop and manufacture renewable energy storage solutions and high-performance, large-capacity lead-acid and lithium ion energy systems. One solution we have developed is our energy cube product, which has completed the testing phase. The energy cube product is a mobile 0.5 mega watt hour energy storage system housed in a standardized freight container that, by our estimates, is capable of powering approximately 20 homes in North America or approximately 200 homes in a developing country for up to 24 hours. The energy cube product can be used in conjunction with solar panels to store renewable energy. We are exploring other applications for large-scale storage products for grid-connected renewable energy and off-grid renewable power generation and storage (solar and wind energy), as well as new applications for lithium ion batteries, ranging from autonomous underwater vehicles and lawn vehicles to medical diagnostic equipment.

We are the largest recycler of lead in North America and second largest recycler of lead in the world. Our recycling centers supply recycled lead for use in substantially all of our transportation and industrial energy products manufactured in North America and supply lead to various external customers. Our investment in recycling supports our commitment to the sustainability of both our business and the environment. We also believe that our recycling capabilities also serve a competitive advantage as they provide an independent source of lead, while most of our competitors rely on spot markets and other third-party suppliers of lead.

Our principal markets are described below:

Transportation

Our transportation batteries include starting, lighting, and ignition batteries for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, marine, and other applications. Our principal batteries sold in the transportation market are represented by brands that we own or use under license, such as: Centra, DETA, Exide, Exide Extreme, Exide NASCAR Select, Orbital, Fulmen, Tudor, and various private label brands. The market for transportation batteries is divided between sales to aftermarket customers and OEMs. The transportation segment represented approximately 65% of our consolidated net sales in fiscal 2010 with approximately 84% of transportation net sales made through various aftermarket channels.

Our experience is that aftermarket demand historically has been more stable than OEM demand due to the typical three to five year replacement cycle of transportation batteries. We believe that aftermarket demand will continue to grow steadily as a result of continued increases in the total number and average age of vehicles. Some of our major aftermarket customers include ADI, Bosch, Canadian Tire, GAUI, and Tractor Supply. In addition, we are a supplier of authorized replacement batteries for major OEMs including Fiat Group, BMW, Volkswagen, John Deere, Renault/Nissan, and PACCAR.

OEM sales, which comprised approximately 16% of transportation net sales, are driven by consumer demand for new vehicles. We believe that the OEM market increasingly prefers suppliers with established global production capabilities which can meet their needs as they expand internationally and increase platform standardization across multiple markets. We supply batteries for two of the ten top-selling vehicles in the United States and five of the ten top-selling vehicles in Europe. Some of our significant OEM customers include BMW, Case/New Holland, Fiat Group, International Truck & Engine, John Deere, the PSA group (Peugeot S.A./Citroën), Renault/ Nissan, Scania, Toyota, Volkswagen, and Volvo Trucks.

Transportation Americas

In the Americas, we sell aftermarket transportation products through various distribution channels, including mass merchandisers, auto parts outlets, wholesale distributors, and battery specialists. We sell our OEM transportation replacement products principally through dealer networks. Our operations in the U.S., Canada, and Mexico include a network of 80 branches, which sell and distribute batteries and other products to our distributor channel customers, battery specialists, national account customers, retail stores, and OEM dealers. In addition, these branches collect spent batteries for our recycling centers.

With five active recycling centers, we are the largest recycler of lead in North America. Our recycling centers supply recycled lead for use in substantially all of our transportation and industrial energy products manufactured in North America as well as to various external customers. The recycling centers also recover and recycle plastic materials used to produce new battery covers and cases.

Transportation Europe and the Rest of the World

In Europe and the rest of the world, or ROW, we sell aftermarket batteries primarily through automotive parts and battery wholesalers, mass-merchandisers, as well as auto and service centers. Wholesalers have traditionally represented the majority of this market, but sales through hypermarket chains and automotive parts stores, most often integrated in European or global buying groups, have increased. Many automotive parts wholesalers are also increasingly active in purchasing and merchandising programs. Battery specialists sell and distribute batteries to a network of automotive parts retailers, service stations, independent retailers, and garages throughout Europe.

We sell OEM batteries to the European light vehicle, light commercial vehicle, and commercial vehicle industry. We supply most of our OEM batteries directly to the assembly plants of our customers. We supply OEM batteries to BMW, Fiat Group, Iveco, Nissan, Renault, Scania, Volkswagen, Volvo Trucks, and other well-known manufacturers. We also deliver service and replacement batteries into this segment. More recently we have begun to supply advanced lead-acid batteries for micro-hybrid vehicles equipped with carbon dioxide, or CO2, reducing technologies such as start/stop and micro-hybrids with regenerative braking systems.

Industrial Energy

Our Industrial Energy segments supply motive power and network power applications. Motive power batteries are used in the material handling industry for electric forklift trucks and in other industries, including those related to floor cleaning machinery, powered wheelchairs, railroad locomotives, and mining machinery. Network power batteries are used in a broad range of industries for back-up power applications to ensure continuous power supply and avoid temporary power failures or outage. Industrial energy represented 35% of our consolidated net sales in fiscal 2010, with motive power sales and network power sales representing approximately 52% and 48% of our consolidated net sales in fiscal 2010, respectively.

The battery technologies for the motive power markets include flooded flat plate products, tubular plate products, AGM products, and gel electrolyte products. We also offer a wide range of battery chargers and related equipment for the operation and maintenance of battery-powered vehicles.

Network power batteries are used in mission critical applications to provide back-up power for use with telecommunications systems, computer data centers, hospitals, air traffic control, security systems, utility, railway, and military applications. Telecommunications applications include central and local switching systems, satellite stations, wireless base stations, and mobile switches, optical fiber repeating boxes, cable TV transmission boxes, and radio transmission stations. Our strongest network power battery brands, Absolyte and

Sonnenschein, offer customers the choice of AGM or gel electrolyte valve regulated battery technologies and deliver among the highest energy and power densities in their class.

Industrial Energy Americas

We distribute our motive and network power products and services through multiple channels. These channels include sales and service locations we own that are augmented by a network of independent representatives. We serve a wide range of motive power customers including OEM suppliers of lift trucks, large industrial companies, retail distributors, warehousing companies, and manufacturers. Our primary motive power customers in the Americas include NACCO, Sears, Target, Toyota, and Wal*Mart. Network power customers in the Americas primarily include APC, AT&T, Emerson Electric, and Verizon Wireless.

Industrial Energy Europe and ROW

We distribute our motive power products and services in Europe through in-house sales and service organizations and utilize distributors and agents for the export of products from Europe to ROW. Motive power products in Europe are also sold to a wide range of customers in the aftermarket, ranging from large industrial companies and retail distributors to small warehousing and manufacturing operations. Motive power batteries are also sold in complete packages, including batteries, chargers, and increasingly through on-site service. Our major OEM motive power customers include Jungheinrich, the KION Group, and Toyota Material Handling. We distribute network power products and services in Europe and batteries and chargers in Australia and New Zealand through in-house sales and service organizations. In Asia, products are distributed through independent distributors. We utilize distributors, agents, and direct sales to export products from Europe and North America to ROW. Our primary network power customers in Europe and ROW include Alcatel, Deutsche Telecom, Emerson Electric, Ericsson, Nokia, and Siemens.

Industry Overview

We compete in the global transportation and industrial energy markets. In the 2010 calendar year, these markets were estimated to be approximately $23.7 billion combined. North America comprised approximately 29% of the global market, Europe, approximately 28%, and the rest of the world, approximately 43%.

Global Transportation Battery Market

Transportation batteries are used in starting, lighting, and ignition applications for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, and boats. In the 2010 calendar year, aftermarket sales represented approximately 83% of the estimated $17.6 billion market for transportation batteries, while sales to OEMs represented 17% of the same market.

Aftermarket sales are driven by a number of factors, including the number of vehicles in use, average battery life, average age of vehicles, and population growth. Our experience is that aftermarket demand historically has been more stable than OEM demand principally due to the typical three to five year replacement cycle of transportation batteries. We believe that aftermarket demand will continue to grow steadily as a result of continued increases in the total number and average age of vehicles.

OEM sales are driven by consumers’ demand for new vehicles. We believe that OEMs increasingly prefer suppliers, like us, with established global production capabilities that can meet their needs as OEMs expand their sales internationally and increase platform standardization across multiple markets.

Global economic growth, geopolitical conflict in oil-producing regions, and escalating exploration and production costs are increasing market demand for technologies that can help reduce dependence on oil. Meanwhile, heightened concerns about climate change are giving rise to stricter environmental standards and stronger regulatory support for energy sources that are less harmful to the environment. We believe these trends are contributing to the growing demand for advanced battery technologies in the transportation, electric grid services, and consumer markets.

In the transportation market, we believe that the high prices of conventional fuel, greater concern regarding environmental issues, and government regulation are increasing the demand for electric vehicles, or EV, hybrid vehicles, or HEV, and plug-in hybrid electric vehicles, or PHEV. HEVs are vehicles that combine battery power with traditional internal combustion engines and the battery is recharged either through the alternator or by regenerative braking. PHEVs are types of HEVs that have rechargeable batteries that can be charged additionally with external power sources. These vehicles offer improved gas mileage and reduced carbon emissions and may ultimately provide a vehicle alternative that eliminates the need for gasoline engines.

We currently believe that by 2015, 15-18% of all new vehicles will incorporate hybrid technologies including the following:

•	Start/Stop. Start/stop is a hybrid technology whereby the engine shuts down when the vehicle is stopped and restarts when the engine is needed to power the vehicle.

•	Micro and Full HEVs. HEVs use electric propulsion to supplement conventional internal combustion propulsion. A full HEV has sufficient battery power to drive the vehicle on the battery alone for short distances at lower speeds. A micro HEV is a vehicle where there is no propulsion assistance but that has stop/start or regenerative braking technologies that help reduce fuel usage.

We also believe that by 2015, 75% of these vehicles will be in the start/stop and micro-hybrid segments, where we are currently delivering fully developed and operational products.

Global Industrial Energy Battery Market

The lead-acid industrial energy battery market is comprised of batteries for motive power, network power (standby or reserve), and military applications. Frost and Sullivan, a market research publication, estimates the size of the motive power market was approximately $2.4 billion and the network power market was approximately $1.8 billion in calendar year 2009.

Motive power batteries are used in electric vehicles, such as industrial forklifts, airport ground handling equipment, golf carts, and wheelchairs. Electric lift trucks are an increasingly popular alternative to hydrocarbon powered trucks. In Europe, where energy costs have historically been higher than in the U.S., electric lift truck penetration is higher due to our customers’ preference for electric-powered engines over diesel or natural gas fueled engines. In addition, worldwide, we believe the use of low maintenance batteries in electric lift trucks is growing due to environmental requirements in sensitive applications such as food warehouses. Low maintenance batteries produce fewer vapors than propane powered alternatives, and, as a result, generally perform better in sensitive environments. Retail growth and the related increases in the growth of warehousing, regional distribution centers, and logistics services are generally the main contributors to the growth in motive power battery demand. Demand for motive power batteries has also been historically driven by gross domestic product, or GDP, and industrial output.

Network power batteries are used for back-up applications, such as those used in telecommunications, computer data centers, security and electrical power plant systems, and military equipment. Network power battery demand tends to be driven by the growth in broadband and the worldwide deployment of telecommunication systems and such demand has increased consistently over the past several years. Performance and reliability are essential to electric transmission and distribution grids. To preserve electric grid integrity, grid operators often need to call on critical ancillary services such as reserve capacity and frequency regulation services. Traditionally, these grid services are provided by running select power plants on the grid below their full load capability so that, when needed, there is available capacity to quickly power the grid. Advanced batteries capable of providing rapid charge and discharge cycles, as well as high power and energy over a long calendar life, can serve as a cost-effective alternative for both reserve capacity and frequency regulation services.

Competitive Strengths

We benefit from the following competitive strengths:

Leading Market Position

We have significant market share in our global business segments, and we are one of the global market share leaders in the lead-acid battery market. We believe that we are the only market participant with leading positions in transportation and industrial energy markets in North America, Europe and ROW. We believe that we have been successful in establishing leading market positions through our customer relationships, global presence, comprehensive product line, excellence in manufacturing, and quality assurance. The following charts, which are based on our internal estimates based on market data, illustrate our market share in our global business segments based on geography during calendar year 2009.

Transportation Market Shares

North America	Europe	Global(1)

#3 Position	#2 Position	#2 Position

Industrial Energy Market Shares

North America	Europe	Global(1)

#3 Position	#2 Position	#2 Position

(1)	Includes Asia Pacific region

We aggressively pursue opportunities to both maintain our presence in our key established markets and build market share in developing markets. We seek to protect and grow margins through our pricing discipline supported by product cost reductions and structural optimization. We continue to grow our existing customer base by securing new accounts. We seek improvement of overall productivity through a disciplined focus on the redesign of products as well as streamlining of our various operations.

We are actively exploring acquisition opportunities for our transportation business in the Asia Pacific region. Most OEMs require local manufacturing capabilities for their battery suppliers and, as such, both OEM and aftermarket battery markets are dominated by local suppliers. In addition, we have introduced certain key products from Europe into these markets to capitalize on the growing market demand. In addition, the ongoing turn-around of the Australasia transportation and recycling businesses is expected to be aided by a sustained focus on cost recovery as a result of price discipline in both the Australian and New Zealand markets.

Global Scale

We operate 33 manufacturing plants, including 24 battery plants, in eleven countries located across the U.S., Europe, Australia, New Zealand, and India, and we operate in more than 80 countries. We also operate nine active lead recycling plants located in the United States (5), Spain (2), Portugal, and New Zealand. We believe that our customers, particularly OEMs, increasingly prefer suppliers, like us, with established global production capabilities. As customers continue to consolidate and source globally, our ability to service those customers and standardize our platforms across multiple markets should increasingly serve as a key competitive advantage. Our global footprint translates into shorter manufacturing lead times and faster customer service, which, we believe, has become as important as product quality in winning and maintaining customers.

Technology Leader

We believe that we have the broadest range of technology and applications in both the transportation and industrial energy markets worldwide. With respect to transportation batteries, we believe that we are one of the leading producers of sealed valve-regulated batteries for new applications such as mild-hybrid vehicles, which employ stop/start, regenerative brake charging and mild electric propulsion assist operating strategies, and dual power systems. We utilize several lead-acid technology variants including high temperature-resistant alloys, expanded rolled strip in plate making, valve-regulated design utilizing AGM and gel recombinant technology and spiral wound construction in the Exide Select Orbital range.

In industrial energy applications, our Absolyte and Sonnenschein batteries use technologies that are among the most preferred for sealed batteries — AGM and gel, respectively. Utilizing patented materials and design, we believe that Absolyte is superior to most competitive products in energy density and service life for a variety of applications, and it commands a premium price in the market. The Sonnenschein gel technology was the first sealed battery technology in the world to be developed and has been improved over the last 40 years for use in robust and reliable products for military, network power, and motive power applications.

In August 2009, we were awarded a grant by the DOE of approximately $34 million to increase our AGM manufacturing capacity. These AGM batteries are designed for stop/start, micro-hybrid and no-idle vehicle applications, and enable improved fuel efficiency to reduce CO2 emissions. Our total investment, including the DOE grant, will be approximately $70 million for expansion of our Columbus, Georgia and Bristol, Tennessee facilities. Additionally, we received tax incentives from the State of Georgia and Tennessee of approximately $9.3 million and approximately $6.0 million, respectively. As a result of these grants and incentives, we expect to expand battery production capacity by about 1.5 million batteries per year. These investments are expected to be completed by the end of calendar year 2012.

During fiscal 2010, our Global Research, Development & Engineering, or RD&E, team expanded by more than 50 engineers and scientists, many with Ph.D. qualifications. We renovated our laboratory in Büdingen, Germany and opened a world-class global technology center in Milton, Georgia. These two facilities are key elements of our renewed focus on technology for future applications. In addition to focusing on new technologies and product development, the RD&E team is tasked with standardizing processes throughout our manufacturing facilities.

Strong Brand Recognition

In addition to substantial sales of batteries on a private label basis, particularly in our transportation segment, we have a portfolio of brand names which are well-recognized in the global transportation and industrial energy markets. We believe our brand recognition is a key factor in battery selection, as customers look for quality and reliability.

We believe that our brands are recognized for a level of quality that customers and partners trust. Even for the adoption of private label products, OEMs and service providers consider product quality critical to ascertain warranties and guarantee a level of service to their end customers.

•	We sell our branded transportation batteries primarily under the Centra, DETA, Exide, Exide NASCAR Select, Exide Select Orbital, Fulmen, and Tudor names.

•	We sell our branded industrial energy network power batteries primarily under the Absolyte, Classic, Marathon, Sonnenschein, and Sprinter names. Absolyte is one of the largest selling stationary battery brands in the world. Sonnenschein is the largest selling gel battery brand. Our leading motive power battery brands are Chloride Motive Power, Deta, Fulmen, GNB, Sonnenschein, and Tudor, which are among the most recognized in the market.

Strong Financial Performance

We have made significant progress towards rationalizing operations and improving the profitability of our business. Despite a decline in net sales of 19% from $3,322 million in fiscal 2009 to $2,686 million in fiscal 2010, we have expanded gross margins over that same period from 18.5% to 20.0%. We have also increased our adjusted EBITDA margins from 7.6% in fiscal 2009 to 8.1% for the twelve months ended September 30, 2010. This margin improvement in the face of significant sales pressure reflects management’s focus on cost management and restructuring initiatives to consolidate existing capacity and capital and operational investments in improved processes. As a result of these initiatives, we expect that operating leverage will improve as the global economic environment recovers.

Strong Operating Management Team

Our operating management team has extensive experience in the industrial and manufacturing industries and direct experience in all of the markets we serve. A majority of our current management team has been in place for the past five years and has been responsible for directing and implementing our restructuring plans and leading the company through the recent economic downturn. We believe that the management team has also successfully managed the rationalization of facilities, added talent, and focused on standardization of operations and leveraging of scale to minimize operating costs, which positions us for continued success.

Our President and Chief Executive Officer, or CEO, James R. (Jim) Bolch, joined the company in 2010 from Ingersoll Rand Company, where he served as Senior Vice President and President, Industrial Technologies Sector. His career spans 29 years in a number of global industrial businesses serving a variety of market segments, gaining experience through positions in global manufacturing and leading large service-based organizations. We believe that his prior work experience has demonstrated a track record of leveraging operational acumen to drive both innovation and strategic growth. Since joining the Company, Jim has visited various facilities and customers globally and is in the process of leading the Company through a strategic review.

Business Strategy

Strengthen Market Leadership Position

We believe that we are a market leader in the manufacture and sale of lead-acid batteries, and we intend to strengthen our position by continuing to expand our leadership with new products and technologies. We plan to extend existing brands into new markets and transfer technological innovations among locations and business units in order to capitalize on the best products and practices in our portfolio.

We seek to differentiate ourselves from our competitors through service, support, timeliness, and delivery. In our Industrial Energy segments, we are able to provide fast turnaround time to our customers to ensure that their lift trucks stay in service. When a battery deteriorates, it typically requires prompt replacement. In our high volume transportation business, customer satisfaction is maximized through a customer service model that seeks to achieve fill rates consistently exceeding 98% through just-in-time delivery programs, and includes focus on local service and brand and promotional support, particularly for the channels used to reach our consumers.

We collaborate with our customers to provide customized solutions as well as 24-hour service in many business areas. We partner with large global manufacturers and merchandisers to help meet our customers’ short lead times and high quality standards. We seek to leverage our competitive advantage in “total delivered cost” and can offer large customers complete energy storage solutions, including battery management, engineering and design outsourcing.

Pursue Geographic Expansion

We are an established leader in North America and Europe with a growing presence in Asia Pacific and South America. We have built a global infrastructure comprising over 45 manufacturing plants and distribution facilities located across the U.S., Europe, Asia and ROW. We recognize the significant benefits to our company and demand for our products outside of our domestic market. In addition, our customers increasingly prefer suppliers, like us, with established global production capabilities. We believe this capability is becoming a key competitive advantage. Our international operations contributed over 55% of our fiscal 2010 sales, with a significant majority of these sales coming from Europe.

We believe there is an opportunity to extend our reach into select emerging markets and recognize the potential for above-market growth relative to developed markets. Specifically, we are focused on expanding our presence in China and Southeast Asia, India, Eastern Europe (including Russia and the former Soviet Union republics) and South America. We see meaningful global growth opportunities for both our Transportation and Industrial Energy segments. Growth in our Industrial Energy segment tends to correlate with global GDP growth. In our targeted markets, growth opportunity can be represented by projected 2010 GDP growth, which ranges from an estimate of 5% for South America to upwards of 11% for China. This growth would significantly outpace the growth expected in developed economies of approximately 2.5%.

The growth opportunity in the Transportation segment can be represented by the projected growth in vehicle builds and aftermarket demand. In India, for example, new light vehicle build has been projected to grow over 9% through 2014 while aftermarket demand is anticipated to grow almost 12% annually over the same period. In China, transportation battery demand is presently expected to reach 54 million units in 2010 and has been projected to grow to almost 97 million units over the next five years. This increase in demand is expected to be driven by an annual growth in auto production in excess of 15% for the foreseeable future. In South America, we anticipate similar growth opportunities. One of the most attractive opportunities is in Brazil, where we expect new light vehicle build to grow over 5% through 2014 with aftermarket demand growing 3% annually over the same period.

Continued Focus on Cost Reductions and Productivity Initiatives

Since 2005, we have undertaken several productivity initiatives to improve the performance and cost-efficiency of our business. The most significant and visible action we have taken is to rationalize our manufacturing footprint. In the past several years, we have reduced legacy excess capacity by closing facilities in Germany, Italy, Spain, and, most recently, in the UK and France. In connection with these plant closures, we have consolidated production into larger facilities at other locations in Europe. We have also implemented a company-wide initiative known as Take Charge!. Our Take Charge! initiative is designed to identify waste in our manufacturing and distribution processes, and to implement changes to enhance productivity and throughput while reducing investment in inventories. Since the introduction of Take Charge!, we believe that we have made significant progress toward improving our productivity. We have substantially reduced the number of stock-keeping units, or SKUs, reduced warranty expense as a percentage of sales, and improved our days sales outstanding and inventory days on hand. As a result of these and other actions, we have improved our gross margins by approximately 561 basis points over the last five fiscal years. We have also improved employee efficiency, increasing net sales per employee by over 35% since 2005 while not recognizing any increases in selling, general and administrative expenses, or SG&A.

We intend to sustain a disciplined focus on eliminating cost from our operations to improve profitability and the efficiency of all of our operations. We will continue to utilize the Take Charge! initiative to identify further opportunities to reduce our operating and product costs. We also intend to evaluate plant consolidation and/or relocation opportunities as appropriate. We see the greatest near-term opportunity, however, through investments to significantly increase automation of our manufacturing processes. While we have invested $205.0 million in capital additions in the past two years, we continue to have additional opportunities for automation and manufacturing process improvements to target additional cost reductions and enhance margins.

Lastly, we intend to proactively manage the sourcing of all of our inputs with a primary focus on lead, which represents approximately 45% of our cost of goods sold in fiscal 2010. In the North American market, we obtain almost all of our lead requirements from five company-owned and operated secondary lead recycling plants. This capability helps us control the cost of lead and allows us to avoid purchasing lead at prevailing market prices. We believe that this capability provides us a competitive advantage, and we have a strategy to increase the collection of spent batteries from our customers (as opposed to third party purchases) to better capitalize on this advantage. In Europe, the vast majority of lead is provided by third party suppliers at market prices. We have implemented, and expect to continue to implement, several measures to mitigate lead price increases, including selective pricing actions, lead price escalators, lead hedging, and entering into long-term lead supply contracts.

Capitalize on Electrification of Vehicles

We believe that the electrification of vehicles represents a significant opportunity, and we believe that we are well positioned to capitalize on this opportunity. We have invested significantly in hybrid battery technology and our current product capabilities are serving the start/stop and micro-hybrid segments. We currently believe that by 2015, 15-18% of all new vehicles will incorporate start/stop or micro-electric technologies.

Beyond the start/stop and micro-hybrid segments, we have developed a roadmap for advanced battery technology which will address the broader HEV spectrum. We are actively testing products to serve the mild-hybrid segment and are in the development phase for medium hybrids. We anticipate that by 2014, we will be actively testing battery technologies to serve full hybrids by 2014. In connection with this development effort and in response to current and future anticipated requirements, we are expanding our AGM capacity at our Bristol, Tennessee and Columbus, Georgia facilities through an investment of approximately $70 million, which is partially (49%) funded by a grant from the DOE. Additionally, we have invested over $15 million in our Romano Di Lombardia, Italy facility to increase our AGM capacity.

In addition to our in-house development efforts, we continue to pursue the formation of alliances and collaborative partnerships to develop energy-management systems that target automotive electrical and electronic architectures for the global OEM market. In fiscal 2010 alone, we:

•	signed a technology development agreement with NanoTerra, Inc., a leading surface engineering and nanotechnology co-development company in Cambridge, Massachusetts;

•	signed a memorandum of understanding with Axion Power, an advanced lead-acid development company in Newcastle, Pennsylvania, to develop and distribute its advanced lead carbon-based battery technology to the transportation, marine, military and motive markets; and

•	signed a three-way Cooperative Research & Development Agreement, or CRADA, with Savannah River National Laboratory and the University of Idaho to study the benefits of hollow glass microspheres in lead-acid batteries.

We intend to aggressively pursue other alliances and partnerships that can accelerate our technology development.

Develop Product Offerings to Serve Alternative Energy Storage Market

We recently launched our ReStore division to address the need for new technologies to store wind and solar energy, as well as to develop energy systems based on our large-capacity lithium ion battery technology. ReStore leverages our capabilities in advanced research and development, application engineering, the manufacture of superior-quality products, and customer service in developing these new markets. For the renewable energy market storage, we are working to provide technologies for large-scale storage for grid-connected renewable energy and installations for off-grid electricity generation and storage. We believe that this business both facilitates our objectives to build a sustainable presence in renewable energy and supports our goal to be environmentally responsible. We are also developing new applications for lithium ion batteries in the stationary power, portable power, and motive power markets. Our Onyx Lithium Powertm lithium ion-based solutions will cater to various applications, including medical diagnostic systems, closed circuit television, emergency lighting, and autonomous underwater vehicles.

Our energy cube product, which has completed the testing phase, is among the new product developments we are currently pursuing. The energy cube product is a mobile 0.5 mega watt hour energy storage system housed in a standardized freight container that, by our estimates, is capable of powering approximately 20 homes in North America or approximately 200 homes in a developing country for up to 24 hours. Our R&D team is also working to develop other lithium ion and smart battery technologies for future telecommunication and energy storage applications.

Recent Developments

Based on actual results for the months of October and November 2010 and preliminary results for the month of December 2010, we estimate that net sales for the three months ended December 31, 2010 will be approximately $800 million and adjusted EBITDA and free cash flow for the three months ended December 31, 2010 will be between $75-77 million and $23-25 million, respectively.

These estimates for net sales, adjusted EBITDA, and free cash flow are forward-looking statements based on preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with normal quarter-end adjustments. There can be no assurances that our actual net sales for the three months ended December 31, 2010 will be as estimated or that our adjusted EBITDA or free cash flow figures for the three months ended December 31, 2010 will fall within the ranges set forth above, and any variation between our actual results and the estimates set forth above may be material. This preliminary financial data has been prepared by, and is the responsibility of, management. Our independent auditors, PricewaterhouseCoopers LLP, have not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

As noted above, adjusted EBITDA and free cash flow are non-GAAP financial measures. We have generally provided reconciliations of the historical non-GAAP measures included herein to the most directly comparable GAAP measures under the caption “Summary Historical Consolidated Financial Data.” However, we have not provided a reconciliation of these forward-looking non-GAAP financial measures to the directly comparable GAAP measures because due primarily to the timing of the closing of our financial records for the fiscal quarter ended December 31, 2010, we do not currently have sufficient data to accurately provide this reconciliation to net income or cash from operating activities and cash from investing activities, as applicable, without unreasonable efforts. We believe the probable significance of our providing these forward-looking non-GAAP financial measures without a reconciliation to net income or cash from operating activities and cash from investing activities, as applicable, is that investors and analysts will have certain information that we believe to be useful and meaningful regarding our expected results for the fiscal quarter ended December 31, 2010, but that they will not have a complete picture of all of our expected financial results on a GAAP basis. As a result, investors and analysts may be unable to accurately compare our expected results to our historical results or the results or expected results of other companies who may have treated such matters differently. We believe that, given the inherent uncertainty present for forward-looking statements, our investors and analysts will be able to understand and appropriately take into account the limitations in the information we have provided. Investors are cautioned that until our financial records are closed for the quarter, we cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures. As a result, the actual effect of these items, when determined could potentially be significant to the calculation of our GAAP financial measures for the fiscal quarter ended December 31, 2010.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data below includes operating data for the years ended March 31, 2008, 2009 and 2010 and balance sheet data as of March 31, 2009 and 2010 that have been derived from our audited consolidated financial statements and the related notes, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The summary historical consolidated financial data as of and for the six months ended September 30, 2009 and 2010 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year and our summary historical consolidated financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary statement and does not provide all of the data contained in our audited consolidated financial statements, the following information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended March 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and September 30, 2010.

				Six Months
	Fiscal Year Ended March 31,			Ended September 30,
	2008	2009	2010	2009	2010
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$3,696,671	$3,322,332	$2,685,808	$1,224,669	$1,312,674
Cost of sales	3,103,481	2,708,664	2,147,712	988,079	1,055,580

Gross profit	593,190	613,668	538,096	236,590	257,094

Expenses:
Selling, marketing and advertising	289,975	297,032	258,212	129,119	120,707
General administrative	176,607	173,990	182,549	89,297	86,161
Restructuring	10,507	63,271	70,594	46,097	12,090
Other (income) expense, net	(39,069)	41,264	(1,566)	(10,400)	1,220
Interest expense, net	85,517	72,240	59,933	29,536	30,144
Loss on early extinguishment of debt	21,342	—	—	—	—

Income (loss) before reorganization items and income taxes	48,311	(34,129)	(31,626)	(47,059)	6,772
Reorganization items, net	3,822	2,179	1,674	875	1,502
Income tax provision	10,886	32,173	(21,963)	14,002	(3,813)

Net income attributable to non-controlling interest	1,544	1,041	477	26	170

Net income (loss) attributable to Exide Technologies	$32,059	$(69,522)	$(11,814)	$(61,962)	$8,913

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$1,080	$120,521	$109,162	$64,213	$25,882
Investing activities	(49,797)	(101,087)	(95,242)	(35,961)	(29,291)
Financing activities	57,374	(29,441)	1,930	5,552	(10,652)
Capital expenditures	$56,854	$108,914	$96,092	$35,910	$30,592

	As of March 31,		As of September 30,
	2009	2010	2009	2010
	(Dollars in thousands)

Balance Sheet Data:
Working capital(1)	$489,216	$428,996	$455,319	$447,195
Cash and cash equivalents	69,505	89,558	109,160	77,380
Total assets	1,900,187	1,956,226	1,972,102	1,967,134
Long-term debt and capital leases	646,180	646,604	658,540	639,227
Total liabilities	1,558,120	1,608,188	1,653,173	1,603,374
Total stockholders’ equity	342,067	348,038	318,929	363,760
Total liabilities and stockholders’ equity	1,900,187	1,956,226	1,972,102	1,967,134

									Twelve Months
							Six Months Ended		Ended
	Fiscal Year Ended March 31,						September 30,		September 30,
	2008		2009		2010		2009	2010	2010(3)
	(Dollars in thousands, except ratios)

Other Financial Data and Credit Statistics:
Adjusted EBITDA(2)	$244,100		$252,700		$198,800		$68,800	$95,300	$225,300
Cash interest expense	75,234		63,567		47,129		23,384	23,369	47,114
Ratio of long-term debt and capital leases to adjusted EBITDA	2.8	x	2.6	x	3.3	x			2.8	x
Ratio of adjusted EBITDA to cash interest expense	3.2	x	4.0	x	4.2	x			4.8	x
Pro Forma Other Financial Data and Credit Statistics:
Cash and cash equivalents									$151,071
Long-term debt and capital leases									$744,515
Total stockholders’ equity									$347,041
Total liabilities and stockholders’ equity									$2,055,703
Ratio of long-term debt and capital leases to adjusted EBITDA									3.30	x

(1)	Working capital is calculated as current assets less current liabilities.

(2)	We use adjusted EBITDA as a key measure of our operational financial performance. This measure is the key indicator of our operational performance and excludes the non-recurring impact of our current restructuring actions. We calculate Adjusted EBITDA as net income (loss) before net interest expense and income tax provision, as adjusted for depreciation, amortization, loss on early extinguishment of debt, Take Charge costs, net reorganization items, restructuring charges, the effect of non-cash currency remeasurement, minority interest, unrealized gain or loss from revaluation of our warrants liability, non-cash gains or losses on asset sales and other principally non-cash stock compensation expense, or adjusted EBITDA, may not comply with these guidelines, and we may remove them from any registration statement to be filed with respect to the notes in order to comply with such guidelines. Our adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the warrants liability, impairment charges and non-cash gains or losses on asset sales as well as a specific exclusion for the loss on early extinguishment of debt recorded in the fiscal 2008 first quarter. We present adjusted EBITDA because we believe it provides investors with important additional information to evaluate our performance. Adjusted EBITDA is not a recognized measure under GAAP, and when analyzing our financial results, investors should use adjusted EBITDA in addition to, and not as an alternative to, net income as defined under GAAP. In addition, because other companies calculate adjusted EBITDA differently, this measure will not be comparable to adjusted EBITDA or similarly titled measures reported by other companies. The following table reconciles adjusted EBITDA to net income (loss), which is the GAAP measure most comparable to adjusted EBITDA, for each of the periods for which adjusted EBITDA is presented.

				Six Months
	Fiscal Year Ended March 31,			Ended September 30,
	2008	2009	2010	2009	2010
	(Dollars in thousands)

Net income (loss) attributable to Exide Technologies	$32,100	$(69,500)	$(11,800)	$(62,000)	$8,900
Interest expense, net	85,500	72,200	59,900	29,500	30,100
Income tax provision	10,900	32,200	(22,000)	14,000	(3,800)

EBIT	128,500	34,900	26,100	(18,500)	35,200
Depreciation and amortization	101,200	95,900	90,100	45,500	41,600
Loss on early extinguishment of debt	21,300	—	—	—	—
Take Charge	9,800	3,000	—	—	—
Reorganization items, net	3,800	2,200	1,700	900	1,500
Restructuring	10,500	63,300	70,600	46,100	12,100
Currency remeasurement (gain) loss	(40,800)	42,100	(10,200)	(16,900)	200
Minority interest	1,500	1,000	500	—	200
Unrealized (gain) loss on revaluation of warrants	3,000	(7,100)	(800)	200	(200)
(Gain)/Loss on sale/impairment of assets	(200)	11,700	10,000	6,200	1,400
Other, principally non-cash stock compensation expense	5,500	5,700	10,800	5,300	3,300

Adjusted EBITDA	$244,100	$252,700	$198,800	$68,800	$95,300

(3)	Historical and pro forma other financial data for the twelve months ended September 30, 2010 have been derived by adding the historical or pro forma (as applicable) other financial data for the year ended March 31, 2010 to the historical or pro forma (as applicable) other financial data for the six months ended September 30, 2010 and subtracting the historical or pro forma (as applicable) other financial data for the six months ended September 30, 2009.

RISK FACTORS
Risks Relating to Our Business

We have experienced significant fluctuations in raw material prices, particularly lead, and further changes in the prices of raw materials or in energy costs could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Lead is the primary material used in the manufacture of batteries, representing approximately 49.7% of our cost of goods sold for the second quarter of fiscal 2011 and approximately 45.0% of our cost of goods sold in fiscal 2010. The average price of lead as quoted on the LME has increased 15.5% from $1,721 per metric ton for the six months ended September 30, 2009 to $1,988 per metric ton for the first six months of fiscal 2011. During the six months ended September 30, 2010, the LME lead price increased from $2,119 per metric ton at March 31, 2010 to $2,261 per metric ton at September 30, 2010. At December 31, 2010, the quoted price on the LME was $2,585 per metric ton. If we are unable to maintain or increase the prices of our products proportionate to the decrease or increase in raw material costs, our gross margins will decline. We cannot provide assurance that we will be able to hedge our lead requirements at reasonable costs or that we will be able to pass on these costs onto our customers. Fluctuations in our prices could also cause customer demand for our products to be reduced and net sales to decline, which could have a material adverse effect on our business, financial condition, cash flows, or results of operations. Rising lead costs require us to make significant investments in inventory and accounts receivable, which reduce amounts of cash available for other purposes.

We also consume significant amounts of polypropylene, steel, and other materials in our manufacturing process and incur energy costs in connection with manufacturing and shipping of our products. The market prices of these materials are also subject to fluctuation, which could further impact our available cash.

Any restructuring activities that we may undertake, including our recently announced alignment of our global industrial businesses, may not achieve the benefits anticipated and could result in additional unanticipated costs, which could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We regularly evaluate our existing operations, production capacity and business efficiencies and, as a result of such evaluations, we may undertake restructuring activities within our businesses, including our recently announced alignment of our global industrial businesses. These restructuring plans may involve higher costs or longer timetables than we anticipate and could result in substantial costs related to severance and other employee-related matters, litigation risks and expenses, and other costs. These restructuring activities may not result in improvements in future financial performance. If we are unable to realize the benefits of any restructuring activities or appropriately structure our businesses to meet market conditions, the restructuring activities could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations which could adversely affect our business, financial condition, cash flows, or results of operations.

We have significant manufacturing operations in, and exports to, several countries outside the U.S. Approximately 56.8% of our net sales for fiscal 2010 were generated in Europe and ROW with the significant majority generated in Euros. Because such a significant portion of our operations are based overseas, we are exposed to foreign currency risk, resulting in uncertainty as to future asset and liability values, and results of operations that are denominated in foreign currencies. We invoice foreign sales and service transactions in local currencies, using actual exchange rates during the period, and translate these revenues and expenses into U.S. Dollars at average monthly exchange rates. Because a significant portion of our net sales and expenses is denominated in foreign currencies, the depreciation of these foreign currencies in relation to the U.S. Dollar could adversely affect our reported net sales and operating margins. We translate our non-U.S. assets and liabilities into U.S. Dollars using current rates as of the balance sheet date. Therefore, foreign currency depreciation against the U.S. Dollar would result in a decrease in our net investment in foreign subsidiaries.

In addition, foreign currency depreciation, particularly depreciation of the Euro, would make it more expensive for our non-U.S. subsidiaries to purchase certain raw material commodities that are priced globally in U.S. Dollars, such as lead, which is quoted on the LME in U.S. Dollars. We do not engage in significant hedging of our foreign currency exposure and cannot assure that we will be able to hedge our foreign currency exposures at a reasonable cost.

There are other risks inherent in our non-U.S. operations, including:

•	changes in local economic conditions, including disruption of markets;

•	changes in laws and regulations, including changes in import, export, labor, and environmental laws;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other risks may have a material adverse effect on our non-U.S. operations or on our business, financial condition, cash flows, or results of operations.

Our liquidity is affected by the seasonality of our business. Warm winters and cool summers adversely affect us.

We sell a disproportionate share of our automotive aftermarket batteries during the fall and early winter. Resellers buy automotive batteries during these periods so that they will have sufficient inventory for cold weather periods. This seasonality increases our working capital requirements and makes it more sensitive to fluctuations in the availability of liquidity. Unusually cold winters or hot summers may accelerate battery failure and increase demand for automotive replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if our sales are reduced by an unusually warm winter or cool summer, it may not be possible for us to recover these sales in later periods. Further, if our sales are adversely affected by the weather, we cannot make offsetting cost reductions to protect our liquidity and gross margins in the short-term because a large portion of our manufacturing and distribution costs are fixed, which may have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Decreased demand in the industries in which we operate may adversely affect our business, financial condition, cash flows, or results of operations.

Our financial performance depends, in part, on conditions in the automotive, material handling, and telecommunications industries which, in turn, are generally dependent on the U.S. and global economies. As a result, economic and other factors adversely affecting production by OEMs and their customers’ spending could adversely impact our business. Relatively modest declines in customer purchases from us could have a significant adverse impact on our profitability because we have substantial fixed production costs. If our OEM and large aftermarket customers reduce their inventory levels, or reduce their orders, our performance would be significantly adversely impacted. In this economic environment, we cannot predict future production rates or inventory levels or the underlying economic factors. Continued uncertainty and unexpected fluctuations may adversely affect our business, financial condition, cash flows, or results of operations.

The remaining portion of our battery sales are of aftermarket batteries. The factors influencing demand for automotive replacement batteries include: (1) the number of vehicles in use; (2) average battery life; (3) the average age of vehicles and their operating environment; (4) weather conditions; (5) population growth; and (6) overall economic conditions. Any significant adverse change in any one of these factors may adversely affect our business, financial condition, cash flows, or results of operations.

The loss of our primary supplier of polyethylene battery separators would have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We rely on a single supplier to fulfill certain of our needs for polyethylene battery separators — a critical component of many of our products. There is no second source that could readily provide the volume of certain of the polyethylene separators we use. As a result, any major disruption in supply from this supplier would have a material adverse impact on our business, financial condition, cash flows, or results of operations.

Many of the industries in which we operate are cyclical.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate. Any significant decline in demand for replacement batteries for automobiles, light trucks, or sport utility vehicles could have a material adverse impact on the business, financial condition, cash flows, or results of operations of our transportation segments. To a lesser extent, a prolonged decline in the demand for new automobiles, light trucks, or sport utility vehicles could also have an adverse impact on these segments. A weak capital expenditure environment in the telecommunications, uninterruptible power systems, or electric industrial forklift truck markets could have a material adverse effect on the business, financial condition, cash flows, or results of operations of our Industrial Energy segments.

We are subject to pricing pressure from our larger customers.

We face significant pricing pressures in all of our business segments from our larger customers. Because of their purchasing volume, our larger customers can influence market participants to compete on price and other terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our business, financial condition, cash flows, or results of operations.

We face increasing competition and pricing pressure from other companies in our industries, and if we are unable to compete effectively with these competitors, our sales and profitability could be adversely affected.

We compete with a number of major domestic and international manufacturers and distributors of lead acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial purchasers, we have been subjected to continued and significant pricing pressures. The North American, European, and Asian lead acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service, and warranty. In addition, we are experiencing heightened competitive pricing pressure as Asian producers, which are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major markets. If we are unable to compete effectively with these competitors, our sales and profitability could be adversely affected, which could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

If we are not able to develop new products or improve upon our existing products on a timely basis, our business, financial condition, cash flows, or results of operations could be adversely affected.

We believe that our future success depends, in part, on our ability to develop, on a timely basis, new technologically advanced products or improve on our existing products in innovative ways that meet or exceed our competitors’ product offerings. Maintaining our market position will require continued investment in research and development and sales and marketing. Industry standards, customer expectations, or other products may emerge that could render one or more of our products less desirable or obsolete. We may be unsuccessful in making the technological advances necessary to develop new products or improve our existing products to maintain our market position. If any of these events occur, they could cause decreases in sales and have an adverse effect on our business, financial condition, cash flows, or results of operations.

We may be adversely affected by the instability and uncertainty in the world financial markets and the global economy, and uncertainty around potential terrorist activities against global companies.

Unfavorable changes in global economic conditions, including tightening credit markets, inflation, or recession may result in consumers, businesses, and governments deferring or lowering purchases of our products in the future. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on our business, financial condition, cash flows, or results of operations. These economic conditions also may impact the ability of our customers to purchase our products and services. As a result, reserves for doubtful accounts and write-offs of accounts receivable may increase. In addition, our ability to meet customers’ demands depends, in part, on our ability to obtain timely and adequate delivery of quality materials, parts, and components from our suppliers. If certain key suppliers were to become capacity constrained or insolvent as a result of the global economic conditions, it could result in a reduction or interruption in supplies or a significant increase in the price of supplies. If such economic conditions persist, they could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We may be unable to successfully implement our business strategy, which could adversely affect our business, financial condition, cash flows, or results of operations.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, we may not be successful in increasing our manufacturing and distribution efficiency through productivity, process improvements, and cost reduction initiatives. Further, we may not be able to realize the benefits of these improvements and initiatives within the time frames we currently expect. In addition, we may not be successful in increasing our percentage of captive arrangements and spent-battery collections or in otherwise hedging our lead requirements, leaving them exposed to fluctuations in the price of lead. Any failure to successfully implement our business strategy could adversely affect results of operations and financial condition, and could further impair our ability to make certain strategic capital expenditures and meet our restructuring objectives.

We are subject to costly regulation in relation to environmental and health and safety matters, which could adversely affect our business, financial condition, cash flows, or results of operations.

Throughout the world, we manufacture, distribute, recycle, and otherwise use large amounts of potentially hazardous materials, especially lead and acid. As a result, we are subject to a substantial number of costly regulations. In particular, we are required to comply with increasingly stringent requirements of federal, state, and local environmental and occupational health and safety laws and regulations in the U.S. and other countries, including those governing (1) emissions to air, discharges to water, noise and odor emissions; (2) the generation, handling, storage, transportation, treatment, and disposal of waste materials; and (3) the cleanup of contaminated properties and human health and safety. Compliance with these laws and regulations results in ongoing costs. We could also incur substantial costs, including cleanup costs, fines, and civil or criminal sanctions, third-party property damage or personal injury claims, or costs to upgrade or replace existing equipment as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. In addition, many of our current and former facilities are located on properties with histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, we could become liable for the cost of investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. We may become obligated to pay material remediation-related costs at our closed Tampa, Florida facility in the amount of approximately $12.5 million to $20.5 million, and at the Columbus, Georgia facility in the amount of approximately $6.0 million to $9.0 million.

We cannot be certain that we have been, or will at all times be, in complete compliance with all environmental requirements, or that we will not incur additional material costs or liabilities in connection with these requirements in excess of amounts we have reserved. Private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored, or disposed of by us, or contained in our products, especially lead. Environmental requirements are complex and have tended to become more stringent over time. These requirements or their enforcement may change in the future in a manner that could have a material adverse effect on our business, results of operations, and financial condition. We have made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenditures, if they continue to increase, could have a material adverse effect on our business, financial condition, cash flows, or results of operations. While our costs to defend and settle claims arising under environmental laws in the past have not been material, we cannot provide assurance that this will remain so in the future.

On November 12, 2008, the Environmental Protection Agency, or EPA, published new lead emissions standards under the National Ambient Air Quality Standards, which became effective on January 12, 2009. The new standards further restrict lead emissions by reducing the off-site concentration standards for lead in air from 1.5 micrograms per cubic meter to 0.15 micrograms per cubic meter. We believe that the new standards could impact a number of our U.S. facilities. Under the Clean Air Act, publication by the EPA of these ambient air quality standards initiates a process by which the states develop rules implementing the standards, and the likelihood and timing of the implementation of these emission standards by the states, as adopted, has not been determined. Although the final impact on our operations cannot be reasonably determined at the current time, we believe that the impact of these recently adopted lead emissions standards on our U.S. facilities could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our business, financial condition, cash flows, or results of operations.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows, or results of operations. We previously have been advised by the EPA or state agencies that we are a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at 103 federally-defined Superfund or state equivalent sites. At 45 of these sites, we have paid our share of liability. While we believe that it is probable that our liability for most of the remaining sites will be treated as disputed unsecured claims under the Joint Plan of Reorganization, or the Plan, there can be no assurance these matters will be discharged. If our liability is not discharged at one or more sites, the government may be able to file claims for additional response costs in the future, or to order us to perform remedial work at such sites. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified us of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35 million. The EPA has provided summaries of past costs and an estimate of future costs that approximate the amounts in our notification; however, we dispute certain elements of the claimed past costs, have not received sufficient information supporting the estimated future costs, and are in negotiations with the EPA. To the extent the EPA or other environmental authorities dispute the pre-petition nature of these claims, we would intend to resist any such effort to evade the bankruptcy law’s intended result, and believe there are substantial legal defenses to be asserted in that case. However, there can be no assurance that we would be successful in challenging any such actions.

Regulation and legislation adopted to address possible global climate change could increase our costs of operation and adversely affect our business, financial condition, cash flows, or results of operations.

Recently, there has been an increasing focus on whether emissions of certain gases, commonly referred to as “greenhouse gases,” including carbon dioxide, may be contributing to certain atmospheric and other climatic changes. Legislative and regulatory measures directed at limiting the emissions of greenhouse gases and other possible causes of climate change are in various phases of discussions or implementation in a number of countries in which we operate. Legislative, regulatory, or other efforts in the U.S., and international treaties to combat climate change could result in future increases in the cost of raw materials and energy sources such as electricity, natural gas, and fossil fuels, all of which may result in higher manufacturing and distribution costs for us. Our facilities may also be subject to additional regulation under future climate change policies. Compliance with environmental laws or regulations regarding the reduction of greenhouse gases could result in significant changes to our facilities and operations and result in an increased cost of conducting business. If we are unable to manage the financial risks or otherwise recover costs related to complying with climate change regulatory requirements, it could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

We may be adversely affected by legal proceedings to which we are, or may become, a party.

We are currently, and may in the future become, subject to legal proceedings which could adversely affect our business, financial condition, cash flows, or results of operations. See “Business — Legal Proceedings.”

The cost of resolving our pre-petition disputed claims, including legal and other professional fees involved in settling or litigating these matters, could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

At September 30, 2010, there were approximately 143 pre-petition disputed unsecured claims on file in the bankruptcy case that remain to be resolved through the Plan’s claims reconciliation and allowance procedures. We established a reserve of common stock and warrants to purchase common stock for issuance to holders of these disputed unsecured claims as the claims are allowed by the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. Although these claims are generally resolved through the issuance of common stock and warrants from the reserve rather than cash payments, the process of resolving these claims through settlement or litigation requires considerable company resources, including expenditures for legal and professional fees and the attention of our personnel. These costs could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

Work stoppages or other labor issues at our facilities or our customers’ or suppliers’ facilities could adversely affect our business, financial condition, cash flows, or results of operations.

At September 30, 2010, approximately 17% of our hourly employees in the Americas and many of our non-U.S. employees were unionized. It is likely that a significant portion of our workforce will remain unionized for the foreseeable future. It is also possible that the portion of our workforce that is unionized may increase in the future. Contracts covering approximately 264 of our domestic employees expire during the remainder of fiscal 2011. In addition, contracts covering most of our union employees in Europe and ROW expire on various dates through fiscal 2011. Although we believe that our relations with employees are generally good, if conflicts develop between us and our employees’ unions in connection with the renegotiation of these contracts or otherwise, work stoppages or other labor disputes could result. A work stoppage at one or more of our plants, or a material increase in our costs due to unionization activities, may have a material adverse effect on our business. Work stoppages at the facilities of our customers or suppliers may also negatively affect our business. If any of our customers experience a material work stoppage, the customer may halt or limit the purchase of our products. This could require us to shut down or significantly reduce production at facilities relating to those products. Moreover, if any of our suppliers experience a work stoppage, our operations could be adversely affected if an alternative source of supply is not readily available.

Holders of our common stock are subject to the risk of dilution of their investment as the result of the issuance of additional shares of common stock and warrants to purchase common stock to holders of pre-petition claims to the extent the reserve of common stock and warrants established to satisfy such claims is insufficient.

On April 15, 2002, or the Petition Date, we, together with certain of our subsidiaries, which we refer to as the debtors, filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws, or the Bankruptcy Code, in the Bankruptcy Court. The debtors, along with the Official Committee of Unsecured Creditors, filed the Plan with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan.

Pursuant to the Plan, we have established a reserve of common stock and warrants to purchase common stock for issuance to holders of unsecured pre-petition disputed claims. To the extent this reserve is insufficient to satisfy these disputed claims, we would be required to issue additional shares of common stock and warrants, which would result in dilution to holders of our common stock.

Under the claims reconciliation and allowance process set forth in the Plan, the Official Committee of Unsecured Creditors, in consultation with us, established a reserve to provide for a pro rata distribution of common stock and warrants to holders of disputed claims as they become allowed. As claims are evaluated and processed, we will object to some claims or portions thereof, and upward adjustments (to the extent stock and warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication of these objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing our potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although we believe that there is a reasonable basis in law to believe that we will ultimately be responsible for only our share of these remediation costs, there can be no assurance that we will prevail on these claims. In addition, the scope of remedial costs or other environmental injuries are highly variable, and estimating these costs involves complex legal, scientific, and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims, produce little or no proof of fault on which we can assess our potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases we are still seeking additional information needed for claims assessment, and information that is unknown to us at the current time may significantly affect our assessment regarding the adequacy of the reserve amounts in the future.

As general unsecured claims have been allowed in the Bankruptcy Court, we have distributed approximately one share of common stock per $383.00 in allowed claim amount and approximately one warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the new common stock and warrants allocated to holders of general unsecured claims on the effective date, including the reserve established for disputed claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with the Plan without the need for any redistribution or supplemental issuance of securities. If the amount of general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional new common stock and warrants will be issued for the excess claim amounts at the same rates as used for the other general unsecured claims. If this were to occur, additional new common stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when realization of the tax benefit is considered to be more likely than not. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted, which could have a material adverse effect on our business, financial condition, cash flows, or results of operations. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. As of September 30, 2010, our current and long-term deferred tax assets were $27.7 million and $96.8 million, respectively.

Negative tax consequences could materially and adversely affect our business, financial condition, cash flows, or results of operations.

Adverse changes in the underlying profitability and financial outlook of our operations in several jurisdictions could lead to changes in our valuation allowances against deferred tax assets and other tax reserves on our statement of financial position that could materially and adversely affect our business, financial condition, cash flows, or results of operations. Additionally, changes in tax laws in the U.S. or in other countries where we have significant operations could materially affect deferred tax assets and liabilities on our consolidated statement of financial position and tax expense. We are also subject to tax audits by governmental authorities in the U.S. and in non-U.S. jurisdictions. We are appealing a tax audit in Spain for fiscal years 2003 through 2006 that is related to our current and certain former Spanish subsidiaries. Negative results from one or more such tax audits could materially and adversely affect our business, financial condition, cash flows, or results of operations.

We are subject to regulation of our international operations that could adversely affect our business, financial condition, cash flows, or results of operations.

Due to our global operations, we are subject to many laws governing international relations, including those that prohibit improper payments to government officials and restrict where we can do business, what information or products we can supply to certain countries, and what information we can provide to a non-U.S. government, including but not limited to the Foreign Corrupt Practices Act and the U.S. Export Administration Act. Violations of these laws, which are complex and often times difficult to interpret and apply, may result in severe criminal penalties or sanctions that could have a material adverse effect on our business, financial condition, cash flows, or results of operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data below includes operating data for the years ended March 31, 2008, 2009, and 2010 and balance sheet data as of March 31, 2009 and 2010 that have been derived from our audited consolidated financial statements and the related notes, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We have derived the balance sheet data as of March 31, 2006, 2007, and 2008 and the operating data for the years ended March 31, 2006 and 2007 from our audited consolidated financial statements. The selected historical consolidated financial data as of and for the six months ended September 30, 2009 and 2010 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods and selected historical financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary and does not provide all of the data contained in our audited consolidated financial statements, you should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended March 31, 2010 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and September 30, 2010.

						Six Months
						Ended
	Fiscal Year Ended March 31,					September 30,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in thousands, except per-share data)

Statement of Operations Data:
Net sales	$2,819,876	$2,939,785	$3,696,671	$3,322,332	$2,685,808	$1,224,669	$1,312,674
Gross profit	406,831	472,776	593,190	613,668	538,096	236,590	257,094
Selling, marketing and advertising expenses	271,059	270,413	289,975	297,032	258,212	129,119	120,707
General and administrative expenses	190,993	173,128	176,607	173,990	182,549	89,297	86,161
Restructuring	21,714	24,483	10,507	63,271	70,594	46,097	12,090
Other (income) expense net	3,684	9,636	(39,069)	41,264	(1,566)	(10,400)	1,220
Interest expense, net	69,464	90,020	85,517	72,240	59,933	29,536	30,144
Loss on early extinguishment of debt	—	—	21,342	—	—	—	—

(Loss) Income before reorganization items and income tax	(150,083)	(94,904)	48,311	(34,129)	(31,626)	(47,059)	6,772
Reorganization items, net	6,158	4,310	3,822	2,179	1,674	875	1,502
Net income attributable to non-controlling interests	529	882	1,544	1,041	477	26	170
Income tax (benefit) provision	15,962	5,783	10,886	32,173	(21,963)	14,002	(3,813)

Net (loss) income attributable to Exide Technologies	$(172,732)	$(105,879)	$32,059	$(69,522)	$(11,814)	$(61,962)	$8,913

Basic net (loss) earnings per share	$(6.72)	$(2.37)	$0.47	$(0.92)	$(0.16)	$(0.82)	$0.12

Diluted net (loss) earnings per share	$(6.72)	$(2.37)	$0.46	$(0.92)	$(0.16)	$(0.82)	$0.11

Ratio of earnings to fixed charges(1)	—	—	1.40	—	—	—	1.12

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and non-controlling interest. Fixed charges include interest expense, amortization of deferred financing costs, amortization of original issue discount on notes, and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Except for the fiscal year ended March 31, 2008, the ratio of earnings to fixed charges was less than 1.00x for all other periods presented in the table above. Earnings available for fixed charges were inadequate to cover fixed charges for the fiscal years ended March 31, 2006, 2007, 2009, and 2010 by $158.2 million, $102.2 million, $38.8 million, and $35.1 million, respectively. Earnings available for fixed charges were also inadequate to cover fixed charges for the fiscal quarter ended September 30, 2009 by $48.4 million.

	As of March 31,					As of September 30,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in thousands)

Balance Sheet Data (at period end):
Working capital(1)	$431,570	$486,866	$674,783	$489,216	$428,996	$455,319	$447,195
Property, plant and equipment, net	685,842	649,015	649,526	586,261	603,160	609,383	598,872
Total assets	2,082,909	2,120,224	2,491,396	1,900,187	1,956,226	1,972,102	1,967,134
Total debt	701,004	684,454	716,195	658,205	659,527	671,874	652,294
Total stockholders’ equity attributable to Exide Technologies	224,739	330,523	544,338	326,227	332,334	301,711	349,060
Long-term debt and capital leases	683,986	666,507	683,601	646,180	646,604	658,540	639,227

						Sixmonths
						Ended
	Fiscal Year Ended March 31,					September 30,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in thousands)

Statement of Cash Flow Data:
Cash provided by (used in):
Operating activities	$(44,348)	$1,177	$1,080	$120,521	$109,162	$64,213	$25,882
Investing activities	(32,817)	(47,447)	(49,797)	(101,087)	(95,242)	(35,961)	(29,291)
Financing activities	34,646	87,586	57,374	(29,441)	1,930	5,552	(10,652)
Capital expenditures	58,133	51,932	56,854	108,914	96,092	35,910	30,592

(1)	Working capital is calculated as current assets less current liabilities.

MANAGEMENT AND DIRECTORS

Executive Officers and Directors

Name	Age	Position

James R. Bolch	53	President and Chief Executive Officer, Director
Phillip A. Damaska	56	Executive Vice President and Chief Financial Officer
Bruce A. Cole	48	President, Exide Americas
Barbara A. Hatcher	55	Executive Vice President and General Counsel
Louis E. Martinez	44	Vice President, Corporate Controller, and Chief Accounting Officer
Michael Ostermann	45	President, Exide Europe
Edward R. Tetreault	46	Executive Vice President, Human Resources
John P. Reilly	67	Chairman of the Board
Herbert F. Aspbury	66	Director
Michael R. D’Appolonia	62	Director
David S. Ferguson	65	Director
John O’Higgins	46	Director
Dominic J. Pileggi	59	Director
Michael P. Ressner	62	Director
Carroll R. Wetzel	67	Director

James (Jim) R. Bolch is our President and Chief Executive Officer. Mr. Bolch was appointed to the position in July 2010. From 2005 until his appointment with us, Mr. Bolch served as Senior Vice President and President, Industrial Technologies Sector at Ingersoll Rand Company. From 2004 to 2005, Mr. Bolch served as Executive Vice President, Service Business for Schindler Elevator Corporation. Mr. Bolch previously served from 1982 to 2004 in a number of positions at United Technologies Corporation, most recently as Vice President, Operations of UTC Power, a division of United Technologies Corp.

Phillip A. Damaska joined us in January 2005 as Vice President, Finance, was appointed Vice President and Corporate Controller in September 2005, was named Senior Vice President and Corporate Controller in March 2006, and was named Executive Vice President and Chief Financial Officer effective April 1, 2008. Prior to joining us, Mr. Damaska served in numerous capacities with Freudenberg-NOK from 1996 through 2004, most recently as President of Corteco, an automotive and industrial seal supplier that is part of the partnership’s global group of companies.

Bruce A. Cole joined us in September 2000 in connection with our acquisition of GNB. He has served in his current role since January 2011, after having served as President of Transportation Americas from August 2007 and, prior to that, as Vice President and General Manager, North American Recycling. Mr. Cole joined GNB in 1989. He has served us in a variety of roles including Vice President, Manufacturing & Engineering for Industrial Energy Americas and Vice President, Global Marketing, Industrial Energy.

Barbara A. Hatcher has been Executive Vice President and General Counsel since May 2006, after having served as Deputy General Counsel from April 2004 through April 2006. Ms. Hatcher joined us in 2000 through our acquisition of GNB, where she served as Vice President & General Counsel.

Louis E. Martinez was appointed to this position in March 2008. Previously, Mr. Martinez served as our Assistant Corporate Controller since joining us in May 2005. Mr. Martinez served as Corporate Controller for Airgate PCS, Inc., from March 2003 through May 2005. Mr. Martinez also served as Corporate Controller for Cotelligent, Inc., from March 2000 through February 2003, and as Director of Finance & Controller for Aegis Communications Group from 1996 through February 2000.

Michael Ostermann joined us in January 2009 as President, Transportation Europe and was named President, Exide Europe in March 2010. Prior to joining us, Mr. Ostermann served in a variety of automotive industry and operational roles including his most recent position as Management Board Member and Managing Director for Frauenthal Holding AG, a European manufacturer of industrial ceramic products. Mr. Ostermann was responsible for establishing that company’s Automotive Division.

Edward R. Tetreault joined us in November 2010.  From 2007 until joining us, Mr. Tetreault served as Vice President, Human Resources for Ingersoll Rand Company’s Industrial Technologies Sector. Prior to his position at Ingersoll Rand Company, Mr. Tetreault served in senior human resources leadership roles with Merck & Co., Inc., Newell Rubbermaid, General Electric Company, and Tele-Communications, Inc.

John P. Reilly is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly is currently on the Board of Directors of Material Sciences Corporation, Marshfield Door Systems, Inc., and Timken Company. Mr. Reilly serves as Chairman of the Board of Directors and a member of the Compensation Committee.

Herbert F. Aspbury is currently Chairman of the Board of Trustees of Villanova University and previously served as the chair of the university’s Audit and Finance Committee for seven years. He is also an Adjunct Professor of the Fisher Graduate School of International Business of the Monterey Institute of International Studies, and has lectured at Cornell University’s joint MBA program with Queens University, Ontario. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee, and also sat on the Management Committees of Chase’s predecessor banks, Manufacturers Hanover Trust Company and Chemical Bank. His overall banking career has spanned 34 years, and was focused on corporate and investment banking. Mr. Aspbury is also a past director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as its Chairman from 2004 through 2007. He continues to serve as a member of Royal Oak’s Finance Committee. Mr. Aspbury is Chairman of the Audit Committee and a member of the Finance Committee.

Michael R. D’Appolonia most recently served as President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar, and biopharmaceutical industries until September 2010. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc., and Simmons Upholstered Furniture Inc. Mr. D’Appolonia is a member of the Board of Directors of Kinetic Systems Inc. and Westmoreland Coal Company. Mr. D’Appolonia previously served as a member of the Board of Directors of The Washington Group International, Inc., prior to that company’s sale in November 2007 and Reorganized Cone Mills Corporation. Mr. D’Appolonia serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

David S. Ferguson is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Wal*Mart Europe. Prior to that, he was President and Chief Executive Officer of Wal*Mart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the Board of Directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain and is a member of the Dean’s Advisory Board of the Business School at Morehouse College. Mr. Ferguson previously served on the Board of Advisors for Miller Zell, Inc., and Vice-Chairman of the Board of Directors of NSB Retail Systems Plc. Mr. Ferguson is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

John O’Higgins is the Chief Executive of Spectris plc, a UK-headquartered company that provides analytical measurement and industrial controls for a variety of industries, and has served in that capacity since 2006. Mr. O’Higgins previously worked at Honeywell International, Inc. from 1991 to 2005, most recently as President of Asia Pacific from 2002 to 2005. Mr. O’Higgins began his career as a development engineer for Daimler Benz. Mr. O’Higgens is a member of the Audit Committee.

Dominic J. Pileggi is the Chairman and Chief Executive Officer of Thomas & Betts Corporation, a leading manufacturer and marketer of electrical components for worldwide industrial, construction and utility markets, a position he has held since January 2004. Prior to being named CEO, Mr. Pileggi served in various other management positions at Thomas & Betts, including Chief Operating Officer, President — Electrical Products and President — Electronics. Mr. Pileggi has also held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems. He began his career at Procter & Gamble. Mr. Pileggi is the Chairman of the Board of Thomas & Betts and serves as a member of the Board of the Lubrizol Corporation. Mr. Pileggi is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Michael P. Ressner is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner currently serves as a member of the Board of Directors for the following companies: Magellan Health Services, Inc. and Tekelec, Inc. Mr. Ressner previously served on the Boards of Arsenal Digital Solutions, Entrust, Inc., Proxim Corporation, and Riverstone Networks. Mr. Ressner is Chairman of the Finance Committee and a member of the Audit Committee.

Carroll R. Wetzel served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously as the head of the Mergers and Acquisitions Group at Chemical Bank. Prior to 1988, Mr. Wetzel served as a corporate finance officer at Dillon Read & Co., Inc. Mr. Wetzel currently serves on the Board of Directors of PHH Corporation. Mr. Wetzel previously served as Vice Chairman and lead director at Arch Wireless and also served on the Boards of Brinks Company, Brinks Home Security, and Laidlaw International, Inc. Mr. Wetzel is Chairman of the Compensation Committee and a member of the Finance Committee.

Related Person Disclosure

In fiscal 2010, we billed to, or received from, JT Packard, which has been a subsidiary of Thomas & Betts since January 2010, payments in the amount of approximately $825,000 for the supply of batteries, including new battery systems and temporary battery systems, and the service of those battery systems. In fiscal 2011, we have also billed or received payments for similar supply and service of approximately $970,000 through December 31, 2010. Dominic J. Pileggi, one of our directors, is the Chairman and Chief Executive Officer of Thomas & Betts Corporation. At the time we began supplying JT Packard, Mr. Pileggi was not one of our directors. When we became aware of this relationship subsequent to Mr. Pileggi’s election as a director in September 2010, our audit committee and board of directors ratified and confirmed the related person transactions discussed above, and approved future supply and service to Thomas & Betts and all its consolidated subsidiaries in accordance with our related party transaction policy up to a maximum amount of $10 million per year (above which further audit committee and board approval will be required). In light of this information, the Board of Directors has reviewed its prior determination regarding Mr. Pileggi’s independence and determined that Mr. Pileggi continues to be an “independent director” as defined in the NASDAQ Listing Rules, as currently in effect.